LOAN AGREEMENT

                            between

            PACIFIC COAST FARM CREDIT SERVICES, ACA

                              and

              MAUI LAND & PINEAPPLE COMPANY, INC.

                       Loan No. _________

                         April 18, 1997

                       TABLE OF CONTENTS

                                                             Page

1.Definitions                                                   1

2.The Loan.                                                     7

3.Conditions Precedent.                                         7
a.  Required Documents.                                         7
b.  Approvals.                                                  7
c.  Event of Default.                                           7
d.  Loan Fee.                                                   7
e.  Subordination Agreements.                                   7
f.  Continuing Guaranty Agreements.                             7

4.  Revolving Portion of Loan -- Tranche A.                     8
a.  Purpose of Tranche A.                                       8
b.  Advances.                                                   8
c.  Additional Documentation.                                   8
d.  Maximum Amount of Tranche A.                                8
e.  Limitation on Advances; Maturity Date.                      9
f.  Borrower's Option to Extend Tranche A.                      9

5.  Term Portion of Loan -- Tranche B.                          9
a.  Conversion of Tranche A Obligations to Tranche B.           9
b.  Making of Tranche B Election.                              10
c.  Repayment of Principal.                                    10

6.  Interest.                                                  10
a.  Definitions.                                               10
b.  Interest on Tranche A                                      12
(1)  Alternate Base Rate.                                      12
(2)  Fixed Rate for Tranche A.                                 12
(3)  Adjustment in Margin Applicable to Fixed Rate Elections
               for Tranche A                                   12
c.  Interest on Tranche B                                      13
(1)  Election of Fixed Rates for Tranche B.                    13
(2)  Initial Fixed Rate for Tranche B.                         13
(3)  Adjustment of Tranche B Fixed Rate Based on Financial
               Statements.                                     14
(4)  No Designation Upon Occurrence of a Default or Event of
               Default                                         15
d.  Other Interest Provisions                                  15
(1)  Interest Payment Dates                                    15
(2)  Payments Due on Business Days.                            16
(3)  Computation of Interest.                                  16
(4)  Default Rate.                                             16
(5)  Interest Not to Exceed Maximum Lawful Rate.               17
(6)  Additional Fixed Rate Provisions.                         17

7.  Loan Fee.                                                  18

8.  Other Prepayments.                                         19
a.  Prepayment in Full.                                        19
b.  Partial Prepayment of Fixed Rate Obligations.              19
c.  Prepayment Surcharge.                                      19

9.  Manner and Time of Payment.                                19

10.  Capitalization.                                           19

11.  Collateral; No Subordination.                             20

12.  Representations and Warranties.                           20
a.  Corporate Existence; Compliance with Law                   21
b.  Corporate Power; Authorization; Enforceable Obligations    21
c.  Financial Statements and Condition; Disclosure             22
d.  Taxes.                                                     22
e.  Licenses; Permits; Intellectual Property Rights.           23
f.  Labor Matters                                              23
g.  Investment Company Act                                     23
h.  Margin Regulations                                         23
i.  ERISA  23
j.  Brokers                                                    24

13.  Affirmative Covenants.                                    24
a.  Eligibility.                                               24
b.  Corporate Existence.                                       24
c.  Compliance with Laws.                                      24
d.  Property Maintenance.                                      24
e.  Books and Records.                                         25
f.  Inspection.                                                25
g.  Reports and Notices.                                       25
(1)  Annual Financial Statement.                               25
(2)  Quarterly Financial Statements.                           25
(3)  Annual Budget and Cash Flow Forecast.                     25
(4)  Notice of Default.                                        25
(5)  Tax Returns                                               25
(7)  Notice of Environmental Litigation, Etc.                  26
(8)  Other Information.                                        26
h.  Insurance.                                                 26

14.  Negative Covenants.                                       27
a.  Mergers, Acquisitions, Etc.                                27
b.  Transfer of Assets.                                        27
c.  Change in Business.                                        28
d.  Liens.                                                     28
e.  Indebtedness.                                              28
f.  Capital Expenditures.                                      28
g.  Loans.                                                     28
h.  Restricted Payments.                                       28
i.  Transactions with Affiliates.                              29
j.  Financial Covenants.                                       30
(1)  Minimum Tangible Net Worth.                               30
(2)  Current Ratio.                                            30
(3)  Debt Coverage Ratio.                                      30
15.  Events of Default.                                        30
a.  Payment Default.                                           30
b.  Representations and Warranties.                            30
c.  Other Covenants and Agreements.                            31
d.  Other Indebtedness.                                        31
e.  Judgments.                                                 31
f.  Insolvency, Etc.                                           31
g.  Material Adverse Change.                                   31

16.  Remedies Upon Events of Default.                          31
a.  Termination of Rights; Acceleration.                       31
b.  Enforcement.                                               32
c.  Application of Funds.                                      32

17.  Complete Agreement; Amendments.                           32

18.  Applicable Law.                                           32

19.  Notices.                                                  32

20.  Costs and Expenses.                                       33

21.  Effectiveness; Severability.                              33

22.  Successors and Assigns.                                   34

EXHIBIT A                                                      35

                                               Loan No. _________


                         LOAN AGREEMENT


          This LOAN AGREEMENT ("Agreement") is entered into as of April 18, 1997 between PACIFIC COAST FARM CREDIT SERVICES, ACA,
("PCFC") and MAUI LAND & PINEAPPLE COMPANY, INC., a Hawaii corporation ("Borrower").

          1. Definitions. The following terms used in this Agreement shall have the following meanings:

               "Adjusted Gains on Asset Sales" shall mean the capital gains recognized by Borrower upon the sale of a real property asset, or upon the sale of a real property asset by a Person in which Borrower has an investment or upon the sale by Borrower of its interest in a Person holding a real property asset, attributable to the increase in value of the real property that occurred as a result of appreciation in value of the underlying land prior to the commencement of development of such real property, as opposed to profit attributable to the increase in value that occurred after commencement of development.

               "Affiliate" shall mean, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the Stock having ordinary voting power in the election of directors of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (iii) each of such Person's officers, directors, joint venturers and partners. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

               "Calendar Quarter" shall mean a three-month period beginning on January 1, April 1, July 1, or October 1 of any particular year and ending on March 31, June 30, September 30, or December 31, respectively, of that same year.

               "Capital Expenditures" shall mean, for any period, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases that is capitalized on the balance sheet of Borrower including in connection with a sale-leaseback transaction) by Borrower and its Subsidiaries for the acquisition or leasing of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a consolidated balance sheet of Borrower and its Subsidiaries. Capital Expenditures shall not include (i) the actual value received for existing equipment either traded-in at time of purchase of new equipment or sold in the ordinary course of business (but only to the extent such equipment is replaced), and (ii) expenditures made from insurance proceeds.

               "Capital Lease" shall mean any lease of any property (whether real, personal or mixed) by Borrower or a Subsidiary as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of Borrower or such Subsidiary or otherwise be disclosed as such in a note to such balance sheet.

               "Consolidated Cash Flow" shall mean, for any period, for Borrower and its Subsidiaries on a consolidated basis, the sum (without duplication) of: (a) Consolidated Net Income; plus (b) the sum of (i) Equity in Losses of Joint Ventures, (ii) extraordinary non-cash losses, (iii) interest expense (including the interest portion of any capitalized lease obligations), (iv) depletion, depreciation and amortization, and
(v) losses on asset sales; minus (c) the sum of (i) Equity in Earnings of Joint Ventures, (ii) extraordinary gains,
(iii) Adjusted Gains on Asset Sales, (iv) Maintenance Capital Expenditures, and (v) Restricted Payments made during such period, other than Restricted Payments referred to in clause
(iii) of the definition of Restricted Payments.

               "Consolidated Current Assets" shall mean, as at any date of determination, the current assets of Borrower and its Subsidiaries, determined on a consolidated basis in conformity with GAAP.

               "Consolidated Current Liabilities" shall mean, as at any date of determination, the current liabilities of Borrower and its Subsidiaries, determined on a consolidated basis in conformity with GAAP, adjusted to include all obligations under Tranche A.

               "Consolidated Debt Coverage Ratio" shall mean, as at any date of determination, the ratio of Consolidated Cash Flow for any period to Consolidated Debt Service for such period.

               "Consolidated Debt Service" shall mean, for any period, for Borrower and its Subsidiaries on a consolidated basis, the sum (without duplication) of the following:
(i) interest expense (including the interest portion of any capitalized lease obligations), and (ii) scheduled principal payments (including the principal portion of capitalized lease obligations).

               "Consolidated EBITDA" shall mean, for any period, for Borrower and its Subsidiaries on a consolidated basis, the sum (without duplication) of: (a) Consolidated Net Income; plus
(b) the sum of (i) Federal, state, local, and foreign income taxes, (ii) Equity in Losses of Joint Ventures, (iii) interest expense (including the interest portion of any capitalized lease obligations), (iv) depletion, depreciation and amortization,
(v) losses on asset sales, and (vi) all other non-cash expenses; minus (c) the sum of (i) Equity in Earnings of Joint Ventures,
(ii) Adjusted Gains on Asset Sales, and (iii) extraordinary gains.

               "Consolidated Indebtedness" shall mean, as at any date of determination, for Borrower and its Subsidiaries on a consolidated basis, the sum (without duplication) of: (i) all obligations for borrowed money or for the deferred purchase price of property or services (including the present value of capitalized lease obligations) which, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of a balance sheet as of the date at which such indebtedness is to be determined, (ii) guarantees (other than Borrower's $9,000,000 limited payment guaranty of indebtedness of Kaahumanu Center Associates relating to the Kaahumanu Shopping Center), and (iii) letters of credit (other than letters of credit to support trade payables) and endorsements (other than of notes, bills, and checks presented to banks for collection or deposit in the ordinary course of business), in each case to support obligations for borrowed money of others.

               "Consolidated Indebtedness to Consolidated EBITDA Ratio" shall mean, as at any date of determination, the ratio of Consolidated Indebtedness, as of such date of determination, to Consolidated EBITDA for the rolling four-quarter period ending upon such date of determination.

               "Consolidated Net Income" shall mean, for any period, on a consolidated basis, the net income, if any, of Borrower and its Subsidiaries, determined in accordance with GAAP.

               "Consolidated Net Loss" shall mean, for any period, on a consolidated basis, the net loss, if any, of Borrower and its Subsidiaries, determined in accordance with GAAP.

               "Consolidated Tangible Net Worth" shall mean, as at any date of determination, the gross book value of the assets of Borrower, (exclusive of goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, deferred charges (other than deferred development costs related to the Kapalua Resort, provided the aggregate of said costs shall not exceed $5,000,000), and other like intangibles, minus (i) reserves applicable thereto, and (ii) all liabilities (including subordinated liabilities), in each case determined in accordance with GAAP and taking into effect such other adjustments as may be reasonably determined by PCFC in accordance with GAAP.

               "Default" shall mean the occurrence of any event or circumstance which, with the passage of time or the giving of notice or both, would become an Event of Default

               "Default Rate" shall mean a rate of interest that is two percent (2.00%) higher than the rate otherwise applicable; provided that with respect to fees, costs, or expenses, or any amount other than principal, the Default Rate applicable to such obligations shall be the Alternate Base Rate plus three percent (3.00%).

               "Equity in Earnings of Joint Ventures" shall mean that portion of the earnings from joint ventures which are not distributed in cash to Borrower, determined on a consolidated basis in conformity with GAAP.

               "Equity in Losses of Joint Venture" shall mean the non-cash portion of any losses realized from joint ventures, determined on a consolidated basis in conformity with GAAP.

               "Fiscal Quarter" shall mean any of the quarterly accounting periods of Borrower.

               "Fiscal Year" shall mean the 12-month period of Borrower ending December 31 of each year. Subsequent changes of the fiscal year of Borrower shall not change the term "Fiscal Year," unless PCFC shall consent in writing to such change.

               "GAAP" shall mean generally accepted accounting principles.

               "Guarantor" shall mean any Person that has guaranteed to PCFC all or any part of the Loan.

               "Guaranty Agreement" shall mean any Continuing
Guaranty or other agreement by which a Guarantor has guaranteed all or any portion of the Loan.

               "Investments" shall mean all expenditures by Borrower and its Subsidiaries, other than Capital Expenditures, made for the purpose of acquiring, increasing, or supplementing equity interests of any nature in partnerships, joint ventures, corporations, trusts, associations, or other business entities, or in real property of any kind and as reflected as investments in Borrower's financial statements.

               "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing).

               "Maintenance Capital Expenditures" shall mean
Capital Expenditures for the replacement of capital assets used in the ordinary course of business.

               "Material Adverse Effect" shall mean a Material Adverse Effect on (i) the business, assets, operations, prospects, or financial or other condition of Borrower or any Guarantor, (ii) Borrower's ability to pay its obligations to PCFC under this Agreement, or (iii) PCFC's rights and remedies under this Agreement or any Guaranty Agreement.

               "Permitted Encumbrances" shall mean the following encumbrances: (i) Liens for taxes or assessments or other governmental charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of this Agreement; (ii) pledges or deposits securing obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation;
(iii) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which Borrower or any Guarantor is a party as lessee made in the ordinary course of business; (iv) workers', mechanics', suppliers' or similar Liens arising in the ordinary course of business that are either not yet due and payable or that are being contested in good faith by appropriate proceedings and for which Borrower or any Guarantor has established adequate reserves; (v) carriers', warehousemen's, or other similar possessory Liens arising in the ordinary course of business;
(vi) an attachment or judgment Lien, but only for a period of thirty (30) days following attachment of such Lien and such attachment or judgment lien shall cease to be a Permitted Encumbrance if the obligation that it secures has not been satisfied or bonded during such thirty (30) day period;
(vii) zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real property, leases or leasehold estates;
(viii) Liens securing indebtedness owed by a Subsidiary to Borrower; (ix) security interests securing purchase money indebtedness in capital assets, the acquisition of which is permitted by this Agreement, and so long as the security interest does not encumber any asset other the asset acquired; (x) any Lien listed as a Permitted Encumbrance on the Disclosure Schedule referred to in Exhibit A, and (xi) the refinancing of the real property mortgages referred to in the Disclosure Schedule referred to in Exhibit A, provided that such refinancing covers the same property covered by the original mortgages, secures a principal amount not in excess of that secured by such mortgages on the date of refinancing, and the terms of such refinancing have all been negotiated at arms length and are on fair market terms.

               "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

               "Restricted Payments" shall mean (i) dividends or other distributions or payments on account of or with respect to any capital stock of Borrower or of any Guarantor, except distributions consisting of such stock or, in the case of a Guarantor, distributions or payments made to Borrower, (ii) the redemption or acquisition of such stock or of warrants, rights, or other options to purchase such stock, except, in the case of a Guarantor, redemption or acquisition of stock held by Borrower, and (iii) any payment, repayment, redemption, retirement, repurchase or other acquisition, direct or indirect, by Borrower, any Guarantor or any Subsidiary of Borrower or any Guarantor of any principal portion of any obligation or indebtedness that has been subordinated to the indebtedness owed by Borrower to PCFC.

               "Stock" shall mean all shares, options, warrants, general or limited partnership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

               "Subsidiary" shall mean, with respect to any Person, (i) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise and (ii) any partnership, trust, limited liability company, or other entity in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.

          2. The Loan. On the terms and conditions set forth in this agreement, PCFC agrees to make a loan to Borrower in a principal amount of up to Five Million Dollars ($5,000,000) (the "Loan"). The Loan shall consist of a revolving component ("Tranche A") and a term component ("Tranche B") which together shall constitute a single loan. The Loan will be available to Borrower on the terms and conditions set forth in this Agreement when all conditions precedent set forth in Section 3 have been satisfied.

          3. Conditions Precedent. PCFC's obligation to make an advance hereunder is subject to the following conditions precedent:

               a. Required Documents. PCFC shall have received an executed original of this Agreement from Borrower as well as all of the other documents (the "Other Documents") listed in Exhibit A, each of which must be satisfactory to PCFC in its sole discretion.

               b. Approvals. PCFC shall have received evidence satisfactory to it that all consents and approvals which are necessary for or required as a condition of the validity and enforceability of this Agreement and all documents and instruments contemplated hereby, have been obtained and are in full force and effect.

               c.   Event of Default.  No Default or Event of
Default shall have occurred and be continuing.

               d. Loan Fee. Borrower shall have paid to PCFC the Loan Fee required by Section 7.

               e. Subordination Agreements. Borrower shall have delivered to PCFC subordination agreements, in form and substance satisfactory to PCFC, from the persons identified on Exhibit A pursuant to which obligations that Borrower owes to such persons are subordinated to Borrower's obligations to PCFC under this Agreement.

               f. Continuing Guaranty Agreements. Borrower shall have delivered to PCFC continuing guaranty agreements, in form and substance satisfactory to PCFC, from the persons identified on Exhibit A pursuant to which such Persons guarantee to PCFC all of Borrower's obligations to PCFC under this Agreement.

          4.   Revolving Portion of Loan -- Tranche A.

               a. Purpose of Tranche A. Advances shall be available to enable Borrower to acquire or develop capital assets for use in Borrower's pineapple growing, packing, processing, and shipping operation, including equipment, machinery, vehicles, buildings, and improvements to real property.

               b. Advances. So long as no Default or Event of Default shall have occurred and be continuing, Borrower may request advances under Tranche A from time to time as set forth later in this Section 4. Advances may be repaid and reborrowed by Borrower at any time or may be converted to a term obligation under Tranche B in the manner set forth in Section 5. Advances will be made available on any day on which PCFC is open for business (a "Business Day") upon the telephonic or written request of an authorized employee of Borrower. Requests for advances must be received by PCFC no later than 11:00 A.M., Pacific Time, on the day the advance is desired. Unless otherwise agreed, all advances will be made available by wire transfer of immediately available funds. Wire transfers will be made to such account or accounts as Borrower may authorize from time to time on forms supplied by PCFC. In making advances based on a telephonic request, PCFC shall be entitled to rely on (and shall incur no liability to the Borrower in acting upon) any request made by a Person identifying himself or herself as one of the Persons authorized by Borrower to request advances hereunder.

               c. Additional Documentation. At or prior to the time that Borrower requests an advance under Tranche A, Borrower shall deliver to PCFC a certificate executed by an authorized officer of Borrower, which must be reasonably satisfactory to PCFC, setting forth the proposed use of the advance requested by Borrower and indicating that the proposed use is for a purpose within the scope of Section 4(a).

               d. Maximum Amount of Tranche A. The maximum principal amount that may be outstanding under Tranche A at any one time shall not exceed the "Tranche A Maximum Amount." The Tranche A Maximum Amount shall initially be Five Million Dollars ($5,000,000), but shall decrease dollar for dollar by the amount of all principal amounts that have been converted to a term obligation under Tranche B. For example, if Borrower converts $500,000 of Tranche A to Tranche B, then the Tranche A Maximum Amount is reduced $4,500,000. If there is another conversion of $500,000, then the Tranche A Maximum Amount will be reduced to $4,000,000. At such time as $5,000,000 in principal amount has been converted to Tranche B, the Tranche A Maximum Amount will have been reduced to zero and no further advances will be available under Tranche A.

               e.   Limitation on Advances; Maturity Date.
Borrower may receive advances until such time as the Tranche A Maximum Amount has been reduced to zero; provided that the last day on which Borrower may receive an advance under Tranche A is December 23, 1997 (the "Tranche A Last Advance Date"). All advances under Tranche A that have not been converted to a term obligation under Tranche B shall be due and payable on January 1, 1998 (the "Tranche A Maturity Date").

               f.   Borrower's Option to Extend Tranche A.
Provided that on the date of proposed extension there does not exist a Default or Event of Default, Borrower shall have the option to extend the Tranche A Last Advance Date and the Tranche A Maturity Date for one year each by paying to PCFC the "Extension Fee" (as defined below) at any time between December 1, 1997 and December 10, 1997. The Extension Fee shall equal the product derived from multiplying (i) one hundred twenty five/one thousandths of one percent (0.125%) by (ii) the average amount, determined on a daily basis for the period from the effectiveness of this Agreement through November 30, 1997, by which $5,000,000 exceeded the sum of (x) the principal balance of all Tranche A advances outstanding on each particular day during such period, and (y) the principal amount of all Tranche A advances converted to Tranche B by such particular day. Upon Borrower's payment to PCFC of the Extension Fee during the period specified above, the Tranche A Last Advance Date shall be automatically extended to December 23, 1998 and the Tranche A Maturity Date shall be automatically extended to January 1, 1999.

          5.   Term Portion of Loan -- Tranche B.

               a.   Conversion of Tranche A Obligations to
Tranche B. So long as no Default or Event of Default has occurred and is continuing, Borrower may elect to convert all or a portion of obligations outstanding under Tranche A to a term obligation under Tranche B in the manner set forth in this
Section 5. A conversion shall be in an amount not less than $500,000 and may be in any additional incremental amount of $5,000. A conversion may be made effective the first day of any month through and including January 1, 1998 or, if Borrower extends the Tranche A Last Advance Date as provided in
Section 4(f), through and including January 1, 1999, and may be made for a term expiring no earlier than the first day of the fourth Calendar Quarter that commences after the date of conversion and in additional quarterly increments not to extend beyond January 1, 2002 (the "Tranche B Maturity Date"). For example, if a conversion is made on March 1, 1997, the shortest term that Borrower may elect would expire on January 1, 1998. Borrower may, instead, elect a term expiring on any Calendar Quarter thereafter up to and including the Tranche B Maturity Date. If a conversion was made on April 1, 1997, the shortest term that Borrower may elect would expire on April 1, 1998.

               b. Making of Tranche B Election. To make such an election, Borrower shall deliver to PCFC in the manner provided in this Section 5(b) a "Conversion Notice" between three and seven days prior to the proposed conversion date. The Conversion Notice shall specify (i) the amount of the proposed Tranche A obligations to be converted to Tranche B, (ii) the Conversion Date that such amount is to be converted to Tranche B (which shall be the first day of the following month), (iii) the maturity date for the Tranche A principal being converted, and
(iv) the Interest Period or Interest Periods that Borrower has selected for the converted amount.

               c. Repayment of Principal. Principal of any amount converted to Tranche B shall be due and payable in equal quarterly installments on the first day of each Calendar Quarter following conversion until the maturity date for such converted amount. For example, if $500,000 is converted on March 1, 1997 for a period ending July 1, 1999 (i.e., for a period encompassing the first day of the next ten Calendar Quarters), then principal payments of $50,000 each shall be due on each April 1, July 1, October 1, and January 1 from April 1, 1997 through July 1, 1999.

          6.   Interest.

               a.   Definitions.  For the purposes of this
section the following terms shall have the meanings as follows:

          "Alternate Base Rate" means on any given day the higher of (i) the Prime Rate plus a margin of 0.00%, or (ii) the PCFC
Variable Rate plus a margin of 2.71%.

          "Farm Credit Discount Note Rate" means the all-in cost paid by Western Farm Credit Bank on ninety (90) day or one (1) year Farm Credit Discount Notes, as the case may be, on Farm Credit Discount Notes made available to Western Farm Credit Bank by the Federal Farm Credit Bank Funding Corporation.

          "Farm Credit Medium Term Note" means the Farm Credit
Medium Term Notes made available to Western Farm Credit Bank by the Federal Farm Credit Bank Funding Corporation.

          "Fixed Rate" means: (a) with respect to any portion of Tranche A that Borrower elects at any time pursuant to
Section 6(b)(2) to convert to a fixed rate of interest, the applicable LIBO Rate as of the date of such election plus a margin equal to two percent (2.00%), or such lower margin, if any, for which Borrower qualifies under Section 6(b)(3); (b) with respect to Tranche B, the rates and applicable margins provided in Section 6(c).

          "Interest Determination Date" means the date, as designated by Borrower on which a portion of Tranche A or a portion of Tranche B shall begin to bear interest at a Fixed
Rate.

          "Interest Period" means (a) with respect to any portion of interest on Tranche A that Borrower elects to have bear interest at a Fixed Rate, a period beginning on the Interest Determination Date and ending, at Borrower's election, either thirty (30), ninety (90), one hundred eighty (180), or three hundred sixty (360) days thereafter, and (b) with respect to interest on Tranche B, a period beginning on the Interest Determination Date and ending, at Borrower's election, either ninety (90) days, one (1) year, two (2) years, three (3) years, or four (4) years thereafter.

          "LIBO Rate" means, for any Interest Determination Date, the rate offered from time to time for U.S. Dollar deposits for the Interest Period selected, as quoted by Telerate News Service as of 11:00 A.M. London setting time (or, at PCFC's option, a comparable reference on the Reuters Screen LIBOR Page or such other quotation service as may be chosen by Agent) on the second full Eurodollar Business Day preceding the beginning of the Interest Period; provided, that if two or more of such offered rates appear on Telerate (or on the Reuters Screen LIBOR Page or alternative service, as the case may be), the "LIBO Rate" shall be highest of the two rates quoted.

          "Prepayment" means a payment of principal made in advance of the date scheduled for such payment, whether such payment is made voluntarily or by operation of law, acceleration of maturity or otherwise.

          "PCFC Variable Rate" means the variable user rate quoted by the Western Farm Credit Bank to PCFC, representing a rate charged by Western Farm Credit Bank to PCFC with respect to certain obligations owed by PCFC to Western Farm Credit Bank. In the event that Western Farm Credit Bank ceases to quote a variable user rate to PCFC or PCFC has no obligations to Western Farm Credit Bank, PCFC shall choose an alternative variable rate that closely approximates the initial PCFC Variable Rate.

          "Prime Rate" means that rate in effect from day-to-day defined as the "Prime Rate" in the Eastern edition of the Wall Street Journal, or the highest such rate if more than one is shown. If the Wall Street Journal shall cease to publish a "Prime Rate," PCFC shall determine an appropriate replacement index.

               b.   Interest on Tranche A.

                    (1)  Alternate Base Rate.  Advances under
Tranche A shall bear interest at the Alternate Base Rate, unless Borrower elects to convert the interest rate to a Fixed Rate for an Interest Period selected by Borrower in accordance with the provisions of Section 6(b)(2). Interest accruing at the Alternate Base Rate may be adjusted automatically whenever the Alternate Base Rate changes and the interest rate adjustment will be effective as of the date of the change or as soon thereafter as may be permitted by any applicable law. PCFC will provide such notice to Borrower as may be required by law.

                    (2) Fixed Rate for Tranche A. Borrower may, from time to time, elect to convert all or a portion of the outstanding advances under Tranche A to a Fixed Rate; provided, that (i) at least three (3) Business Days prior to the proposed Interest Determination Date, Borrower has provided PCFC with written notice of such election, the requested Interest Determination Date, the amount of the advances under Tranche A to be converted, and the requested Interest Period for the amount to be converted, (ii) at the time of delivery of such written notice and upon the date of conversion, no Default or Event of Default exists under this Agreement, (iii) at no time shall there be more than five (5) outstanding tranches of Tranche A bearing interest at a Fixed Rate, (iv) the last day of the Interest Period chosen by Borrower shall not extend beyond the Tranche A Maturity Date, and (v) the amount converted to a Fixed Rate at any one time shall be not less than Two Hundred Fifty Thousand Dollars ($250,000) and any amounts in excess thereof shall be in integral multiples of Five Thousand Dollars ($5,000). Any election by Borrower pursuant to this Section 6(b)(2) shall be irrevocable during the Interest Period selected by Borrower, and that portion of Tranche A so converted shall bear interest at the applicable Fixed Rate until the expiration of the applicable Interest Period at which time, unless another Fixed Rate has been duly elected by Borrower pursuant to this Section 6(b)(2), the interest rate for such portion of Tranche A will automatically convert to the Alternate Base Rate.

                    (3) Adjustment in Margin Applicable to Fixed Rate Elections for Tranche A. Upon delivery of the annual audited financial statement of Borrower for the Fiscal Year ended December 31, 1997, as delivered to PCFC pursuant to
Section 13(g), PCFC shall calculate the ratio of Borrower's Consolidated Indebtedness to Consolidated EBITDA for such Fiscal Year. The margin applicable to the Fixed Rate for Interest Periods selected commencing in the month after the date of delivery of such financial statement shall be adjusted, based upon the determination of the ratio, to the applicable margin for such level listed below:

Consolidated Indebtedness                    Applicable
to Consolidated EBITDA Ratio Level             Margin

Greater than 2.75                               2.00%
Between 2.25 and 2.75                           1.80%
Less than 2.25                                  1.60%

Notwithstanding anything to the contrary in the foregoing, if a Default or Event of Default shall have occurred and be continuing on either the date that Borrower elects to convert a portion of Tranche A to a Fixed Rate or upon the Interest Determination Date, then Borrower shall have no right to elect a Fixed Rate.
If Borrower is nonetheless permitted to elect a Fixed Rate, Borrower shall not be entitled to any reduction in the applicable margin otherwise available under this Section 6(b)(3).

               c.   Interest on Tranche B.

                    (1)  Election of Fixed Rates for Tranche B.
Tranche B shall bear interest at a Fixed Rate, as elected by Borrower in accordance with the terms of this Agreement. Each Conversion Notice with respect to Tranche B shall designate the Interest Periods elected by Borrower for the amounts covered by such Conversion Notice, and upon the expiration of each Interest Period, Borrower shall designate a subsequent Interest Period or Interest Periods, which designations shall be subject to the following conditions: (i) Borrower may designate a total of no more than eight (8) separate Interest Periods for all amounts outstanding under Tranche B, (ii) the last day of the Interest Period chosen by Borrower shall not extend beyond the maturity date of that portion of Tranche B, (iii) the amount of each portion of Tranche B designated for an Interest Period of ninety
(90) days or one (1) year shall be not less than Five Hundred Thousand Dollars ($500,000) plus additional incremental amounts of Ten Thousand Dollars ($10,000) or integral multiples thereof, and (iv) the amount of each portion of Tranche B designated for an Interest Period of two (2) years, three (3) years, or four (4) years shall be not less than Five Hundred Thousand Dollars ($500,000) plus additional incremental amounts of Ten Thousand Dollars ($10,000) or integral multiples thereof. The designations made by Borrower pursuant to this Section 6(c)(1) shall be irrevocable during the Interest Period selected by Borrower and any portion of Tranche B so designated shall bear interest at the applicable Fixed Rate until the expiration of the applicable Interest Period.

                    (2)  Initial Fixed Rate for Tranche B.  The
initial Fixed Rates for Tranche B shall be as set forth in this
Section 6(c)(2) and the Fixed Rate shall remain as set forth in this Section 6(c)(2) unless Borrower qualifies for the different rates set forth in Section 6(c)(3). The initial Fixed Rates available for the ninety (90) day and one (1) year Interest Periods shall be the higher of the LIBO Rate or the Farm Credit Discount Note Rate for such period plus the applicable margin set forth below:

               Interest Period               Applicable Margin

          90 days                            2.00%
          one year                           2.00%

The Fixed Rates available for the two (2), three (3), and four
(4) year Interest Rate Periods shall be the interpolated yield of the applicable Farm Credit Medium Term Note most closely matching the maturity of the particular Interest Period, plus the applicable margin set forth below:


               Interest Period               Applicable Margin

          two years                          2.25%
          three years                        2.25%
          four years                         2.35%

                    (3) Adjustment of Tranche B Fixed Rate Based on Financial Statements. Upon delivery of the annual audited financial statement of Borrower for each Fiscal Year commencing with the Fiscal Year ending December 31, 1997, as delivered to PCFC pursuant to Section 13(g), PCFC shall calculate the ratio of Borrower's Consolidated Indebtedness to Consolidated EBITDA for each such Fiscal Year. The margin applicable to the Fixed Rate for Tranche B for Interest Periods selected commencing in the month after the date of delivery of such financial statement and continuing through and including the month during which the subsequent annual audited financial statement is delivered to PCFC shall be adjusted, based on the determination of the ratio, to the rates set forth below:

          For Interest Periods of ninety (90) days and one (1) year, the Fixed Rate shall be the higher of the LIBO Rate or the Farm Credit Discount Note Rate for such period, plus the applicable margin set forth below:

Consolidated Indebtedness                    Applicable
to Consolidated EBITDA Ratio Level             Margin

Greater than 2.75                               2.00%
Between 2.25 and 2.75                           1.80%
Less than 2.25                                  1.60%

          For Interest Periods of two (2) years and three (3) years, the Fixed Rate shall be the interpolated yield of the applicable Farm Credit Medium Term Note most closely matching the maturity of the particular Interest Period, plus the applicable margin set forth below:

Consolidated Indebtedness                    Applicable
to Consolidated EBITDA Ratio Level             Margin

Greater than 2.75                               2.25%
Between 2.25 and 2.75                           2.10%
Less than 2.25                                  1.95%

          For Interest Periods of four (4) years, the Fixed Rate shall be the interpolated yield of the applicable Farm Credit Medium Term Note most closely matching the maturity of the particular Interest Period, plus the applicable margin set forth below:

Consolidated Indebtedness                    Applicable
to Consolidated EBITDA Ratio Level             Margin

Greater than 2.75                               2.35%
Between 2.25 and 2.75                           2.20%
Less than 2.25                                  2.05%

Notwithstanding anything to the contrary in the foregoing,
(i) changes in the Fixed Rate as described in this
Section 6(c)(3) shall not affect the Fixed Rate for Interest Periods that have already commenced, and (ii) if a Default or Event of Default shall have occurred and be continuing on the date that Borrower designates an Interest Period or on the Interest Determination Date, Borrower shall not be entitled to the Fixed Rates provided for by this Section 6(c)(3).

                    (4)  No Designation Upon Occurrence of a
Default or Event of Default. If a Default or Event of Default shall have occurred, then during the continuance of such Default or Event of Default Borrower shall have no right to designate an Interest Period if a previous Interest Period shall expire. If an Interest Period shall expire during the continuance of a Default or Event of Default, the new Interest Period shall automatically be for ninety (90) days. If such Default or Event of Default shall subsequently be cured, Borrower may thereafter designate Interest Periods in accordance with this Agreement.

               d.   Other Interest Provisions.

                    (1)  Interest Payment Dates.  Interest shall
be due and payable on the first day of each Calendar Quarter, commencing April 1, 1997, with respect to all interest accrued on Tranche A at the Alternate Base Rate during the preceding Calendar Quarter. Interest shall be due and payable on the first day of each calendar month, with respect to all interest accrued on Tranche A advances bearing interest at a Fixed Rate and with respect to all interest accrued on Tranche B; provided, that if any Interest Period shall mature prior to the first day of a month, then interest accrued at a Fixed Rate during the particular Interest Period shall be due and payable upon expiration of the Interest Period. Interest accrued on Tranche A but not otherwise due and payable on the Tranche A Maturity Date shall become due and payable on the Tranche A Maturity Date. Interest accrued on Tranche B but not otherwise due and payable on the Tranche B Maturity Date shall become due and payable on the Tranche B Maturity Date.

                    (2)  Payments Due on Business Days.  If any
installment of interest or any other amount payable under any Loan Document becomes due and payable on a day other than a Business Day, the payment date for such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal or other payments that bear interest (other than interest first due on such date), interest thereon shall be payable at the then applicable rate during such extension; provided, however, if any installment of interest at a Fixed Rate shall become due and payable on a Saturday, the payment date for such payment shall be the preceding Business Day.

                    (3)  Computation of Interest.  All
computations of interest on Tranche B or any portion of Tranche A bearing interest at a Fixed Rate shall be made by PCFC on the basis of a three hundred sixty (360) day year for the actual number of days occurring in the period for which such interest is payable. All computations of interest on Tranche A bearing interest at the Alternate Base Rate shall be made by PCFC on the basis of a three hundred sixty five (365) day year, in each case for the actual number of days occurring in the period for which such interest is payable. Interest determined by reference to the Alternative Base Rate shall be determined on a daily basis for use in calculating the interest that is payable for such day, and any change in the Alternative Base Rate shall become effective on the day such change occurs. Each determination by PCFC of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error or bad faith.

                    (4)  Default Rate.  Any overdue principal of
or interest with respect to any portion of Tranche A or Tranche B, and the amount of any fees, costs, or expenses that Borrower is obligated to pay to PCFC under this Agreement not paid when due, shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate. In addition, upon and after the occurrence of an Event of Default and continuing until such Event of Default has been cured or waived in writing by PCFC in accordance with the terms of this Agreement, interest shall accrue on all obligations owed by Borrower to PCFC hereunder at the Default Rate. The interest rate increase to the Default Rate shall take effect immediately upon the occurrence of an Event of Default, without prior notice to Borrower.

                     (5) Interest Not to Exceed Maximum Lawful
Rate. Notwithstanding anything to the contrary set forth in this Agreement, if at any time until payment in full of all of obligations under this Agreement, the rate of interest payable hereunder exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "Maximum Lawful Rate"), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by PCFC is equal to the total interest which PCFC would have received had the interest rate payable hereunder been (but for the operation of this Section 6(d)(5) the interest rate payable since the date of this Agreement. Thereafter, the interest rate payable hereunder shall be the rate of interest set forth herein, unless and until the rate of interest again exceeds the Maximum Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by PCFC pursuant to the terms hereof exceed the amount which PCFC could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. In the event the Maximum Lawful Rate is calculated pursuant to this Section 6(d)(5), such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. In the event that a court of competent jurisdiction, notwithstanding the provisions of this
Section 6(d)(5), shall make a final determination that PCFC has received interest hereunder in excess of the Maximum Lawful Rate, PCFC shall, to the extent permitted by applicable law, promptly apply such excess first to any interest due and not yet paid, then to the outstanding principal of Tranche A and Tranche B, respectively, (without premium or penalty), and then to any other unpaid obligations owed by Borrower under this Agreement and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

                    (6) Additional Fixed Rate Provisions. If at any time PCFC reasonably determines that for any reason adequate and reasonable means do not exist for ascertaining the LIBO Rate or any other index hereunder or the LIBO Rate or any such index generally becomes unavailable to PCFC, PCFC shall promptly give notice thereof to Borrower and shall designate an alternative index that is reasonably comparable to the LIBO Rate or such other index; provided, that PCFC's determination under this
Section 6(d)(6) as to Borrower shall be in accordance with its treatment of other borrowers under commercial loans generally.
In the event that any law, treaty, rule, regulation, or determination of a court or governmental authority or any change therein or in the interpretation or application thereof or compliance by PCFC with any request or directive (whether or not having the force of law) from any central bank or governmental authority:

                         (a)  shall subject PCFC to any tax of
any kind whatsoever with respect to any LIBO Rate, or change the basis of taxation of payments to PCFC of principal, interest or any other amount payable under this Agreement (except for changes in the rate of tax on the overall net income of PCFC); or

                         (b)  shall impose, modify, or hold
applicable any reserve, special deposit, compulsory loan, or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of PCFC; or

                         (c)  shall impose on PCFC any other
condition; and the result of any of the foregoing is to increase the cost to PCFC of making, renewing, or maintaining any portion of the Loan with interest rates tied to the LIBO Rate and/or to reduce any amount receivable by PCFC in connection therewith;

then in any such case, Borrower shall pay to PCFC, immediately upon demand, such amount or amounts as may be necessary to compensate PCFC for any additional costs incurred by PCFC and/or reductions in amounts received by PCFC which are attributable to LIBO Rates made available to Borrower hereunder. In determining which costs incurred by PCFC and/or reductions in amounts received by PCFC are attributable to such LIBO Rates, any reasonable allocation made by PCFC among its operations shall be conclusive and binding upon Borrower; provided, that PCFC's determination under this Section 6(d)(6) as to Borrower is in accordance with its treatment of other borrowers under commercial loans generally.

          7. Loan Fee. In consideration of PCFC's entering into this Agreement, Borrower shall pay to PCFC a Loan Fee (the "Loan Fee") of Seven Thousand Five Hundred Dollars ($7,500). The Loan Fee shall be due and payable upon the effectiveness of this Agreement. The full amount of the Loan Fee shall be considered earned upon receipt and no portion of the Loan Fee shall be refundable to Borrower under any circumstances.

          8.   Other Prepayments.

               a. Prepayment in Full. Borrower shall have the right at any time to voluntarily prepay the entire amount of Tranche A and Tranche B and to terminate this Agreement upon at least three (3) Business Days notice to PCFC, without premium or penalty except Borrower shall pay to PCFC a prepayment surcharge calculated in accordance with Section 8(c). Prepayment in full shall be accompanied by the payment of all accrued and unpaid interest and all fees, costs, expenses, and other obligations owed by Borrower to PCFC under this Agreement.

               b. Partial Prepayment of Fixed Rate Obligations. Borrower shall have the right at any time to voluntarily prepay any portion of Tranche A bearing interest at a Fixed Rate or any portion of Tranche B upon at least three (3) Business Days notice to PCFC, without premium or penalty, except that Borrower shall pay to PCFC a prepayment surcharge calculated in accordance with
Section 8(c). All voluntary partial prepayments shall be applied by PCFC as directed by Borrower.

               c.   Prepayment Surcharge.  At the time that
Borrower makes a Prepayment, whether or not such Prepayment is voluntary on behalf of Borrower and specifically including a prepayment occurring as the result of an acceleration of the Loan, Borrower shall simultaneously pay to PCFC, a prepayment surcharge for each Fixed Rate portion of Tranche A or Tranche B so prepaid equal any loss of earnings expense attributable to Fixed Rate funding incurred or projected by PCFC as a result of such prepayment.

          9. Manner and Time of Payment. Borrower shall make all payments by wire transfer of immediately available funds as follows:

     To:
     ABA Routing No.:
     Account Name:
     Customer Number:

(or to such other account as PCFC may designate by notice). Borrower shall give PCFC telephonic notice no later than 12:00 noon Pacific Time of its intent to make a wire transfer. Wire transfers received after 2:00 p.m. Pacific Time shall be credited on the next business day.

          10. Capitalization. Borrower agrees to make such investments in PCFC as PCFC may from time to time require in accordance with its bylaws and capital plan. In connection with the foregoing, the Borrower hereby acknowledges receipt, prior to the execution of this document, of copies of the following:
Notice Regarding Your Required Investment in this Association, 1995 Annual Report and the Association's Capitalization Plan and Bylaws. All such investments and all other equities which the Borrower may now own or hereafter acquire or be allocated in PCFC shall be subject to a statutory first lien in favor of PCFC to secure any indebtedness of Borrower to PCFC.

          At the option of PCFC, any amounts borrowed to purchase capital stock or participation certificates, and any amounts repaid from redemption of such stock or certificates, may be recorded as part of the loan accounting in the transaction summary, or in a separate stock or loan account.

          A certificate will not be issued for capital stock or participation certificates, but ownership will be evidenced by the records of PCFC. THE OWNERSHIP OF THE CAPITAL STOCK OR PARTICIPATION CERTIFICATES WILL BE REGISTERED ON THE RECORDS OF PCFC AS FOLLOWS: Maui Land & Pineapple Company, Inc., a Hawaii Corporation.

          Borrower hereby grants to PCFC a security interest in and lien upon all capital stock and participation certificates as collateral for the Loan. Upon an Event of Default, PCFC may but is not required to apply all or part of the proceeds from such capital stock or participation certificates against the Line.

          UNTIL WRITTEN NOTICE OF REVOCATION IS RECEIVED BY PCFC, __PAUL J. MEYER___ IS AUTHORIZED TO VOTE FOR THE ABOVE-NAMED BORROWER AND IS AUTHORIZED TO REQUEST THE CONVERSION FROM ONE CLASS TO ANOTHER OF ALL SHARES OF CAPITAL STOCK WHICH MAY BE REGISTERED IN THE NAME OF BORROWER.

          As required by PCFC's bylaws and the federal income tax law, Borrower agrees that the amount of any distribution of patronage made by written notice of allocation to Borrower after the date of this Agreement will be included in the Borrower's gross income for the purpose of federal income tax for the year in which the notice is received.

          11. Collateral; No Subordination. The obligations of Borrower to PCFC hereunder shall be unsecured; provided that
(i) PCFC shall have the lien referred to in Section 10 and any other liens provided by the Farm Credit Act, and (ii) PCFC shall have and Borrower hereby grants PCFC a security interest in, all cash, accounts, securities, investment property, instruments, documents, or other property of Borrower that is in PCFC's possession or under its control. The obligations of Borrower to PCFC under this Agreement shall constitute senior indebtedness and are not subordinate in payment or priority to any other obligations of Borrower.

          12. Representations and Warranties. Borrower represents and warrants to PCFC that, except as may be set forth in the disclosure schedule referred to in Exhibit A (the "Disclosure Schedule") or in a subsequent written disclosure to PCFC, each of the following statements is true and correct on the date hereof and shall also be true and correct on the date that Borrower requests an advance under Tranche A or a conversion under Tranche B:

               a. Corporate Existence; Compliance with Law and Agreements. Borrower and each Guarantor (i) are corporations duly organized, validly existing and in good standing under the laws of the State of Hawaii; (ii) are duly qualified as foreign corporations and in good standing under the laws of each jurisdiction where their ownership or lease of property or the conduct of their businesses require such qualification (except for jurisdictions in which such failure to so qualify or to be in good standing would not have a Material Adverse Effect);
(iii) have the requisite corporate power and authority and the legal right to own, pledge, mortgage, or otherwise encumber and operate all real property that they own, to lease the real property they operate under lease, and to conduct their businesses as now, heretofore, and proposed to be conducted;
(iv) have all material licenses, permits, consents, or approvals from or by, and have made all material filings with, and have given all material notices to, all governmental authorities having jurisdiction, to the extent required for such ownership, operation, and conduct; (v) are in compliance with their articles or certificates of incorporation and by-laws; (vi) are in compliance with all applicable provisions of law where the failure to comply would have a Material Adverse Effect, and
(vii) are not in default, and, to Borrower's knowledge, no third party is in default, under or with respect to any contract, agreement, lease or other instrument to which Borrower or any Guarantor is a party which default in each case or in the aggregate would have a Material Adverse Effect.

               b. Corporate Power; Authorization; Enforceable Obligations. The execution, delivery, and performance by Borrower of the Agreement, and any Other Documents to which Borrower is a party, and by each Guarantor of such Guarantor's Guaranty Agreement: (i) are within Borrower's or such Guarantor's corporate power; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of Borrower's or such Guarantor's articles of or certificate of incorporation or by-laws; (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality; (v) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any material indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower or any Guarantor is a party or by which Borrower or any Guarantor or any of Borrower's or any Guarantor's property is bound; (vi) will not result in the creation or imposition of any lien upon any of the property of Borrower or any Guarantor; and (vii) do not require the consent or approval of any governmental authority or any other Person, except for consents or approvals which have been duly obtained, made, or complied with. This Agreement constitutes a legal, valid, and binding obligation of Borrower enforceable against it in accordance with its terms except for general principles of equity and the effect of bankruptcy, insolvency, and other laws affecting the rights of creditors generally.

               c.   Financial Statements and Condition;
Disclosure. The financial statements listed in Exhibit A and all financial statements delivered by Borrower to PCFC pursuant to
Section 13(g) (i) fairly present in all material respects the financial position of Borrower as of the dates specified in such financial statements, (ii) have been prepared in accordance with GAAP, consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments), and (iii) do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. There has been no material adverse change in the financial condition, operations, business, properties or prospects of Borrower since the date of such financial statements except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact or circumstance known to Borrower that could reasonably be expected to have a Material Adverse Effect. Borrower is solvent and will continue to be solvent after giving effect to the transactions contemplated by this Agreement. There is no action, claim or proceeding now pending or, to Borrower's knowledge, threatened against Borrower before any court, board, commission, agency, or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, which, if determined adversely, could have a Material Adverse Effect.

               d. Taxes. Borrower and each Guarantor have filed all tax returns that are required to have been filed in any jurisdiction and has paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon it or its properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments
(i) the amount of which is not individually or in the aggregate material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which Borrower or such Guarantor has established adequate reserves in accordance with GAAP. Borrower knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect.

               e. Licenses; Permits; Intellectual Property Rights. Borrower and each Guarantor own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are necessary to the conduct of Borrower's or such Guarantor's business, without known conflict with the rights of others. To the best knowledge of Borrower, no product of Borrower or any Guarantor infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark and trade name or other right owned by any other Person. To the best knowledge of Borrower, there is no Material violation by any Person of any right of Borrower or Guarantor with respect to any patent, copyright, service mark, trademark and trade name or other right owned by Borrower or any Guarantor.

               f. Labor Matters. There are no strikes or other labor disputes against Borrower or any Guarantor that are pending or, to Borrower's knowledge, threatened which would have a Material Adverse Effect. All payments due from Borrower or any Guarantor on account of employee health and welfare insurance which would have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of Borrower or such Guarantor.

               g. Investment Company Act. Neither Borrower nor any Guarantor is an "investment company" or an "affiliated
Person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment
Company Act of 1940, as amended.

               h.   Margin Regulations.  Neither Borrower nor any
Guarantor owns any "margin security", as that term is defined in Regulations G and U of the Board of Governors of the Federal
Reserve System (the "Federal Reserve Board").

               i. ERISA. Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Internal Revenue Code ("IRC") and with respect to each Plan, other than a Qualified Plan, all required contributions and benefits have been paid in accordance with the provisions of each such Plan to the extent that the failure to pay any such contribution or benefit would have a Material Adverse Effect. There are no pending or, to Borrower's knowledge, threatened claims, actions or lawsuits (other than claims for benefits in the normal course), asserted or instituted against Borrower or any Guarantor or any Plan or its assets. Neither Borrower, any Guarantor, nor any ERISA Affiliate of either has incurred or reasonably expects to incur any Withdrawal Liability under
Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan. Neither Borrower nor any Guarantor has engaged in a prohibited transaction, as defined in
Section 4975 of the IRC or Section 406 of ERISA, in connection with any Plan, which would subject Borrower or such Guarantor (after giving effect to any exemption) to a material tax on prohibited transactions imposed by Section 4975 of the IRC or any other material liability. As used above, the term "Plan" shall mean, with respect to Borrower or any Guarantor or any ERISA Affiliate of either, at any time, an employee benefit plan, as defined in Section 3(3) of ERISA, which Borrower maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them. The terms "Qualified Plan" and "Multiemployer Plan" shall have the meaning given them in ERISA.

               j.   Brokers.  No broker or finder acting on
behalf of Borrower or any Guarantor brought about the obtaining, making, or closing of the Loan and neither Borrower nor any Guarantor nor PCFC have any obligation to any Person in respect of any finder's or brokerage fees in connection with the Loan.

          13. Affirmative Covenants. Unless otherwise agreed to in writing by PCFC, while this agreement is in effect whether or not any indebtedness is outstanding hereunder, Borrower agrees to, and, except with respect to the covenant contained in
Section 13(a), to cause each Guarantor to:

               a.   Eligibility.  Maintain its status as an
entity eligible to borrow from PCFC.

               b. Corporate Existence. Preserve and keep in full force its corporate status, existence and good standing in the jurisdiction of its organization, its qualifications to transact business in all places required by law, and all licenses, certificates, permits, authorizations, approvals and the like which are material to the conduct of its business or required by law.

               c. Compliance with Laws. Comply in all material respects with all applicable federal, state, and local laws, rules, regulations, ordinances, codes, and orders (collectively "Laws"). Without limiting the foregoing, Borrower agrees to comply in all material respects, and to cause all Guarantors and all Persons occupying or present on any properties of Borrower or any Guarantor to so comply, with all Laws relating to environmental protection.

               d. Property Maintenance. Maintain all of its property that is necessary to or useful in the proper conduct of its business in good working condition, ordinary wear and tear excepted.

               e. Books and Records. Keep adequate records and books of account in which complete entries will be made in accordance with past practices.

               f.   Inspection.  Permit PCFC or its agents,
during normal business hours or at such other times as the parties may agree, to examine Borrower's or any Guarantor's properties, books, and records, and to discuss Borrower's or any Guarantor's affairs, finances, and accounts with its respective officers, directors, employees, and independent certified public accountants.

               g.   Reports and Notices.  Furnish to PCFC:

                    (1)  Annual Financial Statement.  As soon as
possible, but in no event later than 90 days after the end of any Fiscal Year of Borrower occurring during the term hereof, annual financial statements of Borrower prepared in accordance with GAAP consistently applied. Such financial statements shall: (i) be audited by independent certified public accountants selected by Borrower and acceptable to PCFC, (ii) be accompanied by a report of such accountants containing an opinion acceptable to PCFC;
(iii) be prepared in reasonable detail and in comparative form; and (iv) include a balance sheet, a statement of income, a statement of retained earnings, a statement of all cash flows and all notes and schedules relating thereto;

                    (2)  Quarterly Financial Statements.  No
later than 60 days after the end of each Fiscal Quarter, internally prepared quarterly financial statements containing the same information as the annual financial statement, accompanied by a compliance certificate from Borrower's chief financial officer, in the form attached hereto as Exhibit B, certifying that as of the date of such financial statement there did not exist a Default or Event of Default under this Agreement.

                    (3)  Annual Budget and Cash Flow Forecast.
By November 30 of each year, a capital expenditures budget for the forthcoming Fiscal Year and a rolling five-year plan for the forthcoming five-year period and, within 90 days after the start of each Fiscal Year, an annual budget and cash flow forecast for such Fiscal Year, all in such detail as PCFC shall reasonably request.

                    (4)  Notice of Default.  Promptly after
becoming aware thereof, notice of the occurrence of a Default or Event of Default.

                    (5)  Tax Returns.  Within 14 days after
filing of such tax returns, a copy of such portions of every federal income tax return filed by Borrower as are necessary to enable PCFC to verify Borrower's calculations of Adjusted Gains on Asset Sales and, if requested by PCFC, a copy of the entire tax return.

                    (6)  Notice of Non-Environmental Litigation.
Promptly after the commencement thereof, notice of the commencement of all actions, suits, or proceedings before any court, arbitrator, or governmental department, commission, board, bureau, agency, or instrumentality affecting Borrower or any Guarantor which, if determined adversely to Borrower or such Guarantor, could have a Material Adverse Effect.

                    (7) Notice of Environmental Litigation, Etc. Promptly after receipt thereof, notice of the receipt of all pleadings, orders, complaints, indictments, or any other communication alleging a condition that may require Borrower or Guarantor to undertake or to contribute to a cleanup or other response under environmental laws, or which seeks penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of such Laws, or which claims personal injury or property damage to any Person as a result of environmental factors or conditions.

                    (8)  Other Information.  Such other
information regarding the condition or operations, financial or otherwise, of Borrower or any Guarantor as PCFC may, from time to time, reasonably request.

               h.   Insurance.  At Borrower's sole cost and
expense, maintain insurance providing for the following types of coverages in at least the following amounts: (i) "All Risk" physical damage insurance on all of Borrower's tangible real and personal property and assets, (ii) difference in conditions coverage including loss due to earthquake and flood for cannery finished goods, inventory, to a limit of Five Million Dollars ($5,000,000) per occurrence and in the aggregate and subject to a deductible of ten percent (10%) per location, per occurrence,
(iii) comprehensive general liability insurance on an "occurrence basis" against claims for personal injury, bodily injury and property damage with a minimum limit of One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate, which coverage shall include premises/operations, broad form contractual liability, underground, explosion and collapse hazard, independent contractors, broad form property coverage, products and completed operations liability, (iv) statutory limits of worker's compensation insurance which includes employee's occupational disease and employer's liability in the amount of One Million Dollars ($1,000,000) for each accident or occurrence,
(v) automobile liability insurance for all owned, non-owned or hired automobiles against claims for personal injury, bodily injury, and property damage with a minimum combined single limit of One Million Dollars ($1,000,000) per occurrence; and
(vi) umbrella insurance of Fifty Million Dollars ($50,000,000) per occurrence and Fifty Million Dollars ($50,000,000) in the aggregate.

          All of such policies shall at all times remain in full force and effect and in form and with insurers recognized as adequate by PCFC, and provide coverage of such risks and for such amounts as are customarily maintained for businesses of the scope and size of Borrower's and Guarantor's and as otherwise acceptable to PCFC. PCFC reserves the right at any time, upon a review of Borrower's and the Guarantors' risk profile, to require additional forms and limits of insurance. Borrower shall, if requested by PCFC, provide PCFC with a report of Borrower's insurance broker concerning Borrower's and the Guarantors' insurance policies.

               i. Resolutions. No later than May 15, 1997, deliver to PCFC a certificate of the corporate secretary of each Guarantor, certifying that the board of directors of each Guarantor have adopted a corporate resolution ratifying such Guarantor's execution of its Guaranty and having a copy of such resolution attached to the certificate.

          14. Negative Covenants. Unless otherwise agreed to in writing by PCFC, while this agreement is in effect, Borrower will not, and will not permit any Guarantor to:

               a.   Mergers, Acquisitions, Etc.

                    (1)  Merge or consolidate with any other
entity, or acquire all or substantially all of the assets of any Person or entity, or commence operations under any other name.

                    (2)  Acquire all or substantially all of the
assets of any Person or entity, form or create any new Subsidiary or Affiliate, or enter into any business venture, including any joint venture, partnership, or limited liability company; provided that PCFC's consent to any of the foregoing shall not be unreasonably withheld and provided that Borrower and the Guarantors may take such actions without prior consent from PCFC so long as the aggregate investment made by Borrower and all Guarantors in all such transactions after December 31, 1996 shall not exceed Ten Million Dollars ($10,000,000).

               b. Transfer of Assets. Sell, transfer, lease, or otherwise dispose of any of its assets, except (i) in the ordinary course of Borrower's or such Guarantor's business,
(ii) transactions outside the ordinary course transactions, but only to the extent that the aggregate amount of all assets involved in such transactions from and after the date of this Agreement have a fair market value of less than Five Million Dollars ($5,000,000), (iii) disposal of worn out or obsolete assets, (iv) disposal of equipment that is being replaced by equipment having a similar value or serving a similar function, and (v) the transaction referred to as the "Option Agreement granted to Lend Lease (U.S.) Inc." on Part C of the Disclosure Schedule; provided that each such transaction referred to in this
Section 14(b) shall be at arm's length and for fair market value.

               c. Change in Business. Engage in any business activities or operations substantially different from or unrelated to Borrower's or such Guarantor's present business activities or operations.

               d. Liens. Create or permit any Lien on any of its properties or assets except for Permitted Encumbrances.

               e. Indebtedness. Incur any Indebtedness if after such Indebtedness is incurred the aggregate amount of all Indebtedness of Borrower and its Subsidiaries shall exceed Forty-
Five Million Dollars ($45,000,000).

               f.   Capital Expenditures.  Make Capital
Expenditures or Investments, other than Capital Expenditures for or Investments in Borrower's "Kaahumanu Center Associates"
Subsidiary, in excess of Ten Million Dollars ($10,000,000) during
1997 and Nine Million Dollars ($9,000,000) in any Fiscal Year thereafter.

               g. Loans. Make or accrue any loan or advance of money to any Person or entity, through the direct or indirect holding of securities or otherwise, if doing so would cause the aggregate of all such loans or advances, other than loans set forth in the Disclosure Schedule referred to in Exhibit A, to exceed One Million Dollars ($1,000,000); provided that, in addition to the foregoing, Borrower and each Guarantor shall be permitted to extend purchase money financing to persons purchasing real property from Borrower or such Guarantor so long as (i) Borrower or such Guarantor has received at least twenty percent (20%) of the purchase price in cash, (ii) the financing does not exceed One Million Dollars ($1,000,000) in any particular transaction, and (iii) all such financing extended after December 31, 1996 does not exceed Five Million Dollars ($5,000,000) in the aggregate.

               h. Restricted Payments. Make any Restricted Payments unless each and every one of the following conditions has been fulfilled: (i) no Default or Event of Default then exists or has occurred within the twelve (12) month period preceding the making of such Restricted Payment nor shall a Default or Event of Default occur from the making of such Restricted Payment, (ii) the amount of the Restricted Payment, together with the aggregate amount of all other Restricted Payments made during such Fiscal Year, shall not exceed the "Debt Coverage Ratio Cushion" (as defined below) for such year,
(iii) the amount of the Restricted Payment, together with the aggregate amount of all other Restricted Payments made during such Fiscal Quarter, would not, if such amounts were to subtracted from Borrower's Tangible Net Worth for the preceding Fiscal Quarter, have caused Borrower's Tangible Net Worth for such Fiscal Quarter to have been less than the minimum required by Section 14(j)(1), (iv) the amount of the Restricted Payment, together with the aggregate amount of all other Restricted Payments made during such Fiscal Year, shall not exceed the "Annual Distribution Amount" (as defined below) for such year; provided that if in any Fiscal Year, commencing with the Fiscal Year ending December 31, 1997, Borrower makes Restricted Payments that are less than the Annual Distribution Amount for such Fiscal Year, such unused portion may be carried forward and distributed during a subsequent year (provided that all of the conditions set forth in this Section 14(h) have been fulfilled).

          As used in this Section 14(h), the following terms shall have the following meanings:

          "Annual Distribution Amount" shall mean, for any particular Fiscal Year, thirty percent (30%) of the lesser of (A) Borrower's Consolidated Net Income for the preceding Fiscal Year, and (B) the amount, if any, by which Borrower's Consolidated Cash Flow for the preceding Fiscal Year exceeded Borrower's Consolidated Debt Service for such preceding Fiscal Year.

               "Debt Coverage Ratio Cushion" shall mean, for any particular year, the amount (if any) by which Borrower's Consolidated Cash Flow for the preceding Fiscal Year exceeded one hundred fifteen percent (115%) of Borrower's Consolidated Debt Service for such preceding Fiscal Year.

               i. Transactions with Affiliates. Enter into any transaction or arrangement with any Affiliate, or permit any Subsidiary to enter into any transaction or arrangement with any Affiliate of it, (including the purchase from, sale to, or exchange of property with, or the rendering of any service by or for any Affiliate) except (i) in the ordinary course of business and upon fair and reasonable terms and that are no less favorable to Borrower than would be obtained in a comparable arms-length transaction with a Person not an Affiliate, and (ii) the transaction referred to as the "Option Agreement Granted to Lend Lease (U.S.) Inc." on Part C of the Disclosure Schedule.

               j.   Financial Covenants.

                    (1)  Minimum Tangible Net Worth.

                         (a)  Borrower shall not permit its
Consolidated Tangible Net Worth, as of the last day of each Fiscal Quarter ending after the date hereof through and including the quarter ending September 30, 1997 to be less than Fifty Seven Million Dollars ($57,000,000).

                         (b)  Borrower shall not permit its
Consolidated Tangible Net Worth, as of the last day of each Fiscal Quarter beginning with the Fiscal Quarter ending
December 31, 1997, to be less than the sum of (i) Fifty Seven Million Dollars ($57,000,000) plus (ii) fifty percent (50%) of the aggregate total of Borrower's Consolidated Net Income for Borrower's Fiscal Year ending December 31, 1997 and fifty percent (50%) of Borrower's Consolidated Net Income for each and every Fiscal Year thereafter. In making such calculations, (i) the amount of Consolidated Net Income shall not be reduced by the amount, if any, of any Consolidated Net Loss incurred in any particular Fiscal Year, and (ii) the quarterly financial statement delivered by Borrower pursuant to Section 13(g)(2) shall be used initially, but shall be superseded by the audited financial statement required by Section 13(g)(1) when such financial statement is delivered by Borrower to PCFC.

                    (2)  Current Ratio.  Borrower shall not
permit the ratio of (i) Consolidated Current Assets to
(ii) Consolidated Current Liabilities, as of the last day of each Fiscal Quarter ending after the date hereof and continuing through the Tranche B Maturity Date to be less than 1.90 to 1.00.

                    (3)  Debt Coverage Ratio.  Commencing with
the Fiscal Year ending December 31, 1996 and continuing through the Tranche B Maturity Date, Borrower shall not permit the Consolidated Debt Coverage Ratio for any Fiscal Year to be less than 1.15 to 1.00.

          15. Events of Default. Each of the following shall constitute an "Event of Default" hereunder:

               a. Payment Default. Failure by Borrower to make any payment of principal or interest required to be made under this Agreement on the date when due or failure to pay any other amount owed to PCFC hereunder on the date when due.

               b.   Representations and Warranties.  Any
representation or warranty made by Borrower herein or in any agreement, certificate, or document related hereto or furnished in connection herewith, or by any Guarantor in any Guaranty Agreement or in any agreement, certificate, or document related to such Guaranty Agreement, shall prove to have been false or misleading in any material respect on or as of the date made.

               c. Other Covenants and Agreements. Borrower fails to perform or comply with any covenant or agreement contained in this Agreement (other than those referred to in Section 15(a)) or any Guarantor fails to perform or comply with any covenant or agreement contained in any Guaranty Agreement; provided that if such failure is by its nature capable of being cured, then such failure shall not become an Event of Default unless such failure remains uncured for fifteen (15) days.

               d.   Other Indebtedness.  Borrower or any
Guarantor shall fail to pay when due any Indebtedness for borrowed money or any other event occurs which, under any agreement or instrument relating to such Indebtedness, has the effect of accelerating or permitting the acceleration of such Indebtedness, whether or not such Indebtedness is actually accelerated.

               e. Judgments. A judgment, decree, or order for the payment of money shall be rendered against Borrower or any Guarantor and either: (i) enforcement proceedings shall have been commenced; or (ii) such judgment, decree, or order shall continue unsatisfied and in effect for a period of twenty (20) consecutive days without being vacated, discharged, satisfied, or stayed pending appeal.

               f.   Insolvency, Etc.  Borrower or any Guarantor:
(i) shall become insolvent or shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they come due; or (ii) shall suspend its business operations or a material part thereof or make an assignment for the benefit of creditors; or (iii) shall apply for, consent to, or acquiesce in the appointment of a trustee, receiver, or custodian for it or any of its property; or (iv) shall commence or have commenced against it any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction.

               g.   Material Adverse Change.  Any material
adverse change occurs, as reasonably determined by PCFC, in Borrower's financial condition, results of operation or ability to perform its obligations under this Agreement.

          16. Remedies Upon Events of Default. Upon the occurrence of and during the continuance of each and every Event of Default:

               a. Termination of Rights; Acceleration. PCFC may, without notice to Borrower, suspend Borrower's right to receive advances of Tranche A or to convert advances under Tranche A to Tranche B and declare the entire unpaid principal balance under this Agreement, all accrued interest thereon and all other amounts payable under this Agreement, to be immediately due and payable. Upon such a declaration, the unpaid principal balance under this Agreement and all such other amounts shall become immediately due and payable, without protest, presentment, demand, or further notice of any kind, all of which are hereby expressly waived by Borrower.

               b. Enforcement. PCFC may proceed to protect exercise, and enforce such rights and remedies as may be provided by this Agreement, by any Guaranty Agreement, or under law, each and every one of such rights and remedies shall be cumulative and may be exercised from time to time, and no failure on the part of PCFC to exercise, and no delay in exercising, any right or remedy shall operate as a waiver thereof, or the exercise of any other right. Without limiting the foregoing, PCFC may, as provided in the Farm Credit Act of 1971, as amended, retire and cancel all or any portion of Borrower's stock or other equities in PCFC and apply the proceeds thereof against Borrower's indebtedness to PCFC. In addition, PCFC may hold, set off, sell, and/or apply against Borrower's indebtedness any and all cash, accounts, securities, instruments, documents, or other property in PCFC's possession or under its control.

               c. Application of Funds. All amounts received by PCFC shall be applied to amounts owing under this Agreement in such order and manner as PCFC may in its sole discretion elect.

          17. Complete Agreement; Amendments. This Agreement and all documents and instruments contemplated hereby are intended by the parties to be a complete and final expression of their agreement. No amendment, modification, or waiver of any provision hereof or thereof, nor any consent to any departure of Borrower herefrom or therefrom, shall be effective unless approved by PCFC and contained in a writing signed by or on behalf of PCFC and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          18. Applicable Law. Except to the extent governed by applicable federal law, this Agreement shall be governed and construed in accordance with the laws of the State of California, without reference to choice of law doctrine.

          19. Notices. All notices hereunder shall be in writing and shall be deemed to be duly given upon delivery, if personally delivered or sent by telegram or facsimile transmission, or three (3) days after mailing if sent by express, certified or registered mail, to the parties at the following addresses (or such other address for a party as shall be specified by like notice):

If to PCFC as follows:

               Pacific Coast Farm Credit Services, ACA
               5560 South Broadway
               Eureka, CA 95503
               Attn: Account Officer -- Maui Land & Pineapple
               Fax No.: (707) 442-1268

               and to

               Pacific Coast Farm Credit Services, ACA
               8741 Brooks Road
               P.O. Box 929
               Windsor, CA 94592
               Attn: Account Officer -- Maui Land & Pineapple
               Fax No.: (707) 838-3456

If to Borrower, as follows;

               Maui Land & Pineapple Company, Inc.
               PO Box 187, Kahului, Hawaii 96732-0187
               Attn: Executive Vice President-Finance
               Fax No.: (808) 871-0953

          20. Costs and Expenses. Borrower shall pay all costs incurred by PCFC, including reasonable attorneys fees, in connection with the preparation for, negotiation of, and documentation of this Agreement, the Other Documents, and any Guaranty Agreement. If in the future PCFC shall employ the services of legal counsel or any other professional or any third party in connection with (i) any request made by Borrower to PCFC for a modification, amendment, waiver, or consent in connection with this Agreement, any Other Document, or any Guaranty Agreement, (ii) rendering advice or other services to PCFC regarding PCFC's rights or obligations under this Agreement or any Other Document or any Guaranty Agreement, whether or not an Event of Default has occurred, (iii) representing the interests of PCFC in any judicial or nonjudicial action, suit or proceeding instituted by PCFC or any other Person connected with or related to or with reference to the Loan or to reclaim, seek relief from a judicial or statutory stay, sequester, protect, preserve or enforce PCFC's interests, then in such event Borrower promises to pay reasonable attorney's fees and reasonable costs and expenses incurred by PCFC and/or its attorney in connection with the above-mentioned events. Such amounts shall be payable upon demand.

          21. Effectiveness; Severability. This Agreement shall continue in effect until all indebtedness and obligations of Borrower hereunder shall have been repaid and all commitments of PCFC hereunder have terminated. Any provision of this Agreement or of any instrument or document contemplated hereby which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof.

          22. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower and PCFC and their respective successors and assigns except that Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of PCFC. PCFC may assign all or any portion of its obligations under this Agreement without prior notice to Borrower and such assignment shall relieve PCFC of any future obligations hereunder. PCFC may grant or sell participation interests in its interests under this Agreement without notice to Borrower.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date shown above.


BORROWER:

MAUI LAND & PINEAPPLE COMPANY, INC., a Hawaii Corporation



By: _/S/ PAUL J. MEYER____________________

Title:__EXECUTIVE VICE PRESIDENT/FINANCE___




By: __/S/ GARY L. GIFFORD__________________

Title:__PRESIDENT__________________________



PCFC:

PACIFIC COAST FARM CREDIT SERVICES, ACA



By: __/S/ SEAN P. O'DAY____________________
     Sean P. O'Day, Regional Vice-President




                           EXHIBIT A

                   List of Required Documents


          1.   Promissory Note.
          2.   Membership Application.
          3.   Interest Rate Disclosure Statement.
          4.   Financial Statements:
               a.   Annual report for years 1993,
                    1994, and 1995.
               b.   Form 10-K for years 1993,
                    1994, and 1995.
               c.   Draft of annual report and
                    Form 10-K for 1996.
               d.   1996 Earnings Release.
          5.   1997 Budget and Cash Flow Forecast.
          6.   Subordination Agreements from the
               following entities: None.
          7.   Continuing Guaranty Agreements from the
               following entities:
               a.   Maui Pineapple Company, Ltd.
               b.   Kapalua Land Company, Ltd.
          8.   Corporate authority documents:
               a.   Certificate of corporate
                    secretary of Borrower.
               b.   Certificate of corporate
                    secretary of Maui Pineapple Company, Ltd.
               c.   Certificate of corporate
                    secretary of Kapalua Land Company, Ltd.
          9.   Opinion of counsel to Borrower and each
               Guarantor.
          10.  Disclosure Schedule setting forth:
               a.   Any exceptions to
                    representations and warranties.
               b.   Existing loans made by
                    Borrower to third parties.
               c.   Permitted Encumbrances.
               d.   All subsidiaries owned by
                    Borrower and all partnerships and joint
                    ventures in which Borrower is engaged.